Exhibit 5.1

Our ref        MHY/766977-000001/18365583v1

Direct tel    +852 3690 7473

Email          mindy.ho@maples.com

Dada Nexus Limited

22/F, Oriental Fisherman’s Wharf

No. 1088 Yangshupu Road

Yangpu District, Shanghai 200082

People’s Republic of China

16 October 2020

Dada Nexus Limited

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to Dada Nexus Limited (the “Company”) in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about 16 October 2020 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of an aggregate amount of 97,737,803 ordinary shares of par value US$0.0001 each in the share capital of the Company (the “Shares”) for issuance pursuant to the Company’s Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”) and the 2020 Share Incentive Plan (the “2020 Plan”, and together with the 2015 Plan, the “Plans”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed copies of the eighth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 6 May 2020 and became effective immediately prior to the completion of the Company’s initial public offering of the American depositary shares representing the ordinary shares in the Company (the “Memorandum and Articles”), and the corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company (the “Resolutions”) and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising their issue.

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.

When issued and paid for in accordance with the terms of the Plans and in accordance with the Resolutions, and appropriate entries are made in the register of members of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2020 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2020 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (h) upon the issue of any Shares, the consideration received by the Company shall be not less than the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

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